SunTrust Bank
Mail Code Center 636
P.O. Box 4418
Atlanta, GA 30302
Tel 404 827-6163
Fax 404 658-4294

Exhibit 10.70

August 10, 2004

Mr. James M. Wells III

2 West Wesley Rd., NW #15

Atlanta, GA 30305

Dear Jim:

This letter restates and supersedes the agreement between SunTrust Bank (SunTrust or the Company) and you with regard to the insurance bonus arrangement set forth in Frank Lawton’s letter to you on February 20, 2004.

Background

Prior to 2004, you were a participant in the Crestar Executive Life Insurance Plan (ELI). Some years ago you transferred your ownership interest in the ELI policy insuring your life (the Policy) to a trust, for which SunTrust Bank serves as Trustee (the Trust and the Trustee, respectively). Thereafter, the Trustee and SunTrust each paid a portion of the premiums on the Policy, and on rollout, the cash value and death benefits of the Policy were to be split between the Trust and the Company so that the Company would recover its premium costs in accordance with the Policy’s collateral assignment.

As you are well aware, the IRS issued new guidelines in 2003 regarding the taxation of split dollar life insurance arrangements, such as those under the ELI Plan. It was not clear in 2003, nor is it clear now, whether existing split dollar policies are subject to the new tax rules. In addition, it was unclear in 2003 whether split dollar premiums paid by an employer should be treated as loans to an executive under the Sarbanes-Oxley Act.

In order to protect your life insurance benefits under these new restrictions, the Company and you agreed last year to make changes to the structure of your ELI benefit. The following paragraphs describe those changes and our mutual commitments.

Policy Rollout

The new IRS split dollar regulations offered a “safe harbor” termination of a split dollar arrangement prior to January 1, 2004, which allowed a participant full access to the policy’s cash value without any current tax consequences. Therefore, in order to protect the Policy’s equity of $138,069 on a tax-free basis, SunTrust and the Trustee agreed to an early “roll-out” of the Policy in December 2003. The Company received its cumulative net premium payments of $297,975 and released its rights in the Policy, thus terminating the split dollar arrangement. Consequently, as of the December rollout, the collateral assignment ended, you no longer participate in the ELI Plan and the Company no longer has an obligation to make any future premium payments under the ELI Plan or the Policy.

Mr. James M. Wells III

August 10, 2004

Insurance Bonus

While the 2003 rollout of the Policy protected the Policy’s accumulated cash value, it will still be necessary to pay annual premiums to maintain the Policy’s death benefit coverage – 4 times your base pay until you reach age 65, when it reduces by 50 percent. Currently, the Policy’s death benefits are $2.6 million. This amount is also subject to adjustment to correspond to future changes in your base pay.

Because we no longer have the option of a split dollar arrangement, we agreed that the Company will pay you an annual insurance bonus to help compensate for the ELI benefit you have lost. The bonus will be equal to the premium amount the Company would have paid if the Policy had continued until rollout under the ELI Plan, taking into consideration contributions from you or the trust. Our outside consultants (The Newport Group) have determined that the required Company premium for 2004, calculated on a level premium basis to age 65, would be $47,485. See the enclosed Exhibit A Inforce Policy Projection. To help account for the taxes you will owe on this amount, the Company will increase your insurance bonus by a “make whole” amount. For 2004, the make whole bonus is $17,929 (see column 2). Therefore, your total insurance bonus for 2004 is $65,414 (sum of columns 1 and 2), which is treated as taxable compensation to you. Your net after-tax compensation received (assuming a 40.35% combined effective federal and state tax rate) would be $39,019. The total 2004 premium to Pacific Life is $47,485 (see column (5)) resulting in a net outlay for you of $8,466 which is what you would have paid had your ELI participation continued (see column (11)). For 2005 and later years, the premium and bonus amounts will be adjusted to reflect changes caused by interest crediting rates and other variables.

SunTrust’s payment of the annual insurance bonus is contingent on continuation of the Policy in accordance with the terms of this Agreement. The Company will pay the annual insurance bonus to you until the time your Policy would have rolled out to you under the ELI Plan — the earliest of (1) the date that would have been the Policy’s normal scheduled rollout date under the ELI Plan (i.e., generally the later of your attainment of age 65 or the 15th anniversary date of the policy); (2) termination of your Policy; (3) written notice by the Company to you if any portion of the annual premium due on your Policy is not timely paid or any provision of this Agreement is breached and such failure or such is not cured within thirty (30) days after such notice; or (4) your death.

As you and I have discussed, however, the Company will allow the Policy’s premium payment period to be extended to age 70 (rather than age 65), provided that the Policy’s death benefit is not decreased from the scheduled amount (i.e., 4 times base pay until age 65, when it reduces by 50%). An extension will have the effect of reducing the total annual premium but, of course, will increase by five years the period over which the Trustee must continue paying premiums. The Exhibit B Inforce Policy Projection (columns (5) through (10)) shows the projections based on a level annual premium of $27,700 to age 70. The projected amounts will also fluctuate in future years depending on interest crediting rates and other factors.

Mr. James M. Wells III

August 10, 2004

Note the following additional conditions to which you and the Trustee must agree. Once SunTrust stops paying the insurance bonus, the Trustee will bear the full risk of premium payments and Policy lapse. Under no circumstances will SunTrust extend the period for paying the annual insurance bonus to you beyond your age 65 or any earlier applicable date described in the preceding paragraph. If the Policy’s death benefit is reduced from what it would have been under the ELI Plan during the period in which the Company is paying the annual insurance bonus, then you and the Trustee agree to notify the Company and to accept a pro rata reduction in the Company’s annual payment to you. In addition, you and the Trustee agree that the Trustee will pay annual premiums into the Policy by your age 70 (see column 5 of Exhibit B) that are equal in the aggregate to the sum of the premium bonus the Company has paid to you (see column 1). The attached summary explains this arrangement in more detail.

Change in Control

In the event of a “Change in Control” of SunTrust Banks, Inc., the terms set forth in this Agreement, (including the annual insurance bonus and gross up) shall be binding on any successor to the Company. For purposes of this letter, “Change in Control” has the same meaning as set forth in the Change in Control Agreement entered into by you and SunTrust Banks, Inc. on March 22, 2001. The annual insurance bonus described in this letter shall not be taken into account for purposes of determining the “Current Compensation Package” under the Change in Control Agreement and shall be paid independently of any other payment under the Change in Control Agreement.

Miscellaneous

This Agreement shall not be amended, altered or modified and no term may be waived without the written consent of the Company and you and the Trustee. The Company has no rights or interest in the death proceeds or in the cash surrender value of the Policy. The Company and you agree that the value of any bonuses you receive pursuant to this Agreement shall not be considered as compensation, salary or any other earnings (regardless of how designated) for purposes of determining any benefit under any of the plans, policies or arrangements of the Company or SunTrust Banks, Inc. or any affiliate, including but not limited to, pension, retirement, bonus, severance or any other agreement, and that this Agreement is not and shall not be construed as an employee benefit plan subject to ERISA. This Agreement shall be governed by the laws of the state of Georgia (excluding its choice-of-law rules). Failure of the Company or you to enforce any of the provisions of this Agreement shall not be considered a waiver of that provision or any other provision. This Agreement shall be binding on the Trustee and its successors and assigns; on the beneficiaries and distributes of the Trust; and on your estate, executors, personal representatives, heirs, devisees and issue.

Conclusion

We know that these insurance benefits are important to you and your family, and we wanted to take appropriate steps to protect them. If you have any questions about this Agreement, please don’t hesitate to call me. I can be reached at ST Net 340-6479.

Mr. James M. Wells III

August 10, 2004

You and the Trustee should sign below to indicate your agreement to the terms and conditions of this Agreement. Return one copy of this signed Agreement to me. Upon your signature and the signature of the Trustee, this Agreement is effective as of December 17, 2003, and it supersedes any and all other agreements, including the letter agreement dated February 20, 2004, with respect to the bonus arrangement described herein.

Sincerely,

Jo Anne Rioli Moeller

Senior Vice President

Compensation and Executive Benefits

Enclosures

Copy to: Claire Craighill

Mr. James M. Wells III

August 10, 2004

Consent of James M. Wells III

I have seen, understand and agree to the terms of this letter:

/s/ James M. Wells III	8/19/04
James M. Wells III	Date:

/s/ witness	8/19/04
Witness	Date:

Consent of Trustee

On behalf of SunTrust Bank, Trustee, I have seen, understand and agree to the terms of this letter:

/s/ trustee	8/20/04
By:	Date:
Title:

/s/ witness	8/20/04
Witness	Date:

Jim Wells: Substitute ELI Payments, Insurance Bonus and Insurance Premiums

Part I: Premiums to Age 65

The following provisions in this Part I reflect the bonus arrangement originally designed for Jim Wells in substitution of his ELI Plan participation. The objective is to have the same after-tax annual cash flow for Mr. Wells under the new arrangement as was anticipated under the “old” ELI arrangement.

The Newport Group calculated a flat annual premium bonus to age 65 plus a make whole (gross-up) bonus to account for taxes payable on the premium amount. The annual premium calculated is $47,485 and the make whole bonus varies by year to create the desired cash flow. For 2004, the numbers are as follows:

Premium bonus amount	$47,485
Make whole bonus	$17,929
After-tax compensation received*	$39,019
Less: Pacific Life premium paid	$(47,485)
Net outlay / Executive contribution	$8,466

*	Premium bonus amount + make whole bonus x (1 - Wells’ marginal federal and state effective tax rate)

[$47,485 + $17,929 = $65,414 x (1 - 40.35%) = $65,414 x 59.65% = $39,019]

Results:

•	SunTrust pays to Mr. Wells an annual bonus each year to age 65 an amount equal to the projected premium plus a decreasing make whole bonus (SunTrust outlay is approximately $416,000 in premium and make whole bonuses over the next seven years)

•	Mr. Wells pays federal and state taxes on the annual bonuses (approximately $168,000 over the next seven years)

•	Mr. Wells has after-tax cash compensation in hand and pays $47,485 annual premium to Pacific Life to age 65 as scheduled ($332,395 total over the next seven years)

•	Net cash outlay for Mr. Wells is the same as projected under the ELI Plan

Part II: Premiums to Age 70

Mr. Wells has asked to pay his insurance premiums to age 70, rather than to age 65, in order to decrease his annual outlay and to reduce gift taxes. BCG calculated a level annual premium amount of $27,700 to age 70 that has the same cumulative cash flow as the shorter duration $47,485 annual premium.

SunTrust is willing to accommodate Mr. Wells’ request to allow him to pay premiums to age 70, but does not want the additional administration issues associated with continuing payments past 65. Therefore, SunTrust proposes the following:

•	SunTrust will pay the annual premium bonuses and the make-whole bonuses based on the age 65 premium that was originally calculated and communicated. Payments stop at age 65.

•	Mr. Wells[1] will pay premiums equal to the amount calculated by BCG for the age 70 premium to Pacific Life for 12 years. Mr. Wells receives no additional payments from SunTrust after he attains age 65.

[1]	Premiums are actually paid by a trust established by Mr. Wells. The trust owns the insurance policy.

1

Results:

•	No change to SunTrust outlay

•	Mr. Wells has additional net income of $19,785 for the first seven years (total $138,495) and then an additional outlay of $27,700 for five years (total $138,500).

Additional Requirements:

•	Mr. Wells’ annual premium payments to age 65 must be at least equal to the projected premium amount to age 70 (see Part II - $27,700)

•	If annual premium payments are less than $27,700, SunTrust may adjust the annual premium and / or make whole bonus

•	Mr. Wells’ death benefit to age 70 must at least equal the ELI death benefit he would have received

•	From age 65 to 70, Mr. Wells commits to maintaining insurance coverage in line with the above.

The Pacific Life policy may be exchanged for another insurance policy on Mr. Wells’ life, provided that the additional requirements outlined above continue to be satisfied.

2

SunTrust Bank	Exhibit A

162 Bonus Plan

INFORCE POLICY PROJECTION - Mr. James M. Wells, III	Premium Bonus plus “Make Whole” Bonus

Bonus to Age 65- Pay Premiums to Age 65

Year	Age	SunTrust Bank				Executive						(11)	(12)
		(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
		Premium Bonus	“Make Whole” Bonus	Premium Recovery	After Tax Outlay	Annual Policy Premium	“Make Whole” Bonus	After-tax Compensation*	Total Net After- tax Outlay	EOY Cash Value	EOY Death Benefit	Current Employee Outlay	Difference
									= (7) - (5)				= (11) - (8)
2003	57	0	0	297,975	(297,975)	0	0	0	0	138,069	2,600,000
2004	58	47,485	17,929	0	39,248	47,485	17,929	39,019	8,466	195,465	2,600,000	8,466	0
2005	59	47,485	16,778	0	38,558	47,485	16,778	38,333	9,152	238,873	2,704,000	9,152	0
2006	60	47,485	14,669	0	37,292	47,485	14,669	37,075	10,410	282,510	2,812,160	10,410	0
2007	61	47,485	12,726	0	36,127	47,485	12,726	35,916	11,569	326,172	2,924,648	11,569	0
2008	62	47,485	10,440	0	34,755	47,485	10,440	34,552	12,933	369,582	3,041,632	12,933	0
2009	63	47,485	7,553	0	33,023	47,485	7,553	32,830	14,655	414,487	3,163,296	14,655	0
2010	64	47,485	3,887	0	30,823	47,485	3,887	30,644	16,841	461,217	3,289,828	16,841	0
2011	65	0	0	0	0	0	0	0	0	477,009	1,644,914	0	0
2012	66	0	0	0	0	0	0	0	0	492,768	1,644,914	0	0
2013	67	0	0	0	0	0	0	0	0	508,398	1,644,914	0	0
2014	68	0	0	0	0	0	0	0	0	579,454	1,644,914	0	0
2015	69	0	0	0	0	0	0	0	0	600,171	1,644,914	0	0
2016	70	0	0	0	0	0	0	0	0	620,991	1,644,914	0	0
2017	71	0	0	0	0	0	0	0	0	641,861	1,644,914	0	0
2018	72	0	0	0	0	0	0	0	0	662,722	1,644,914	0	0
2019	73	0	0	0	0	0	0	0	0	683,512	1,644,914	0	0
2020	74	0	0	0	0	0	0	0	0	704,177	1,644,914	0	0
2021	75	0	0	0	0	0	0	0	0	724,688	1,644,914	0	0
2022	76	0	0	0	0	0	0	0	0	744,853	1,644,914	0	0
2023	77	0	0	0	0	0	0	0	0	764,505	1,644,914	0	0
2024	78	0	0	0	0	0	0	0	0	783,467	1,644,914	0	0
2025	79	0	0	0	0	0	0	0	0	801,686	1,644,914	0	0
2026	80	0	0	0	0	0	0	0	0	818,673	1,644,914	0	0
2027	81	0	0	0	0	0	0	0	0	834,168	1,644,914	0	0
2028	82	0	0	0	0	0	0	0	0	847,907	1,644,914	0	0
2029	83	0	0	0	0	0	0	0	0	859,570	1,644,914	0	0
2030	84	0	0	0	0	0	0	0	0	868,620	1,644,914	0	0
2031	85	0	0	0	0	0	0	0	0	874,362	1,644,914	0	0
2032	86	0	0	0	0	0	0	0	0	876,290	1,644,914	0	0
2033	87	0	0	0	0	0	0	0	0	873,573	1,644,914	0	0
2034	88	0	0	0	0	0	0	0	0	865,135	1,644,914	0	0
2035	89	0	0	0	0	0	0	0	0	849,692	1,644,914	0	0
2036	90	0	0	0	0	0	0	0	0	825,678	1,644,914	0	0
2037	91	0	0	0	0	0	0	0	0	791,065	1,644,914	0	0
2038	92	0	0	0	0	0	0	0	0	743,195	1,644,914	0	0
2039	93	0	0	0	0	0	0	0	0	678,560	1,644,914	0	0
2040	94	0	0	0	0	0	0	0	0	592,491	1,644,914	0	0
	Totals:	$332,395	$83,982	$297,975	$(48,148)	$332,395	$83,982	$248,369	$84,026			$84,026	$0

									PV @ 8%			PV @ 8%	PV @ 8%
									$60,316			$60,316	$0

Values provided by the insurer and based on current expenses and an interest crediting rate of 5.25%. The current rate for Pacific Life's Versa-Flex IV universal life product is 5.25% which is not guaranteed and is subject to change.

*	Includes taxes payable on SunTrust bonus to employee at an assumed effective income tax rate (Federal, State and FICA) of 40.35%. Does not include gift taxes.

SunTrust Bank	Exhibit B

162 Bonus Plan

INFORCE POLICY PROJECTION - Mr. James M. Wells, III	Premium Bonus plus ”Make Whole” Bonus

Bonus to Age 65- Pay Premiums to Age 70

Year	Age	SunTrust Bank				Executive
		(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)	(12)
		Premium Bonus	“Make Whole” Bonus	Premium Recovery	After Tax Outlay	Annual Policy Premium	“Make Whole” Bonus	After-tax Compensation*	Total Net After-tax Outlay	EOY Cash Value	EOY Death Benefit	Current Employee Outlay	Difference
									= (7) - (5)				= (11) - (8)
2003	57	0	0	297,975	(297,975)	0	0	0	0	138,069	2,600,000
2004	58	47,485	17,929	0	39,248	27,700	17,929	39,019	(11,319)	176,704	2,600,000	8,466	19,785
2005	59	47,485	16,778	0	38,558	27,700	16,778	38,333	(10,633)	199,539	2,704,000	9,152	19,785
2006	60	47,485	14,669	0	37,292	27,700	14,669	37,075	(9,375)	221,222	2,812,160	10,410	19,785
2007	61	47,485	12,726	0	36,127	27,700	12,726	35,916	(8,216)	241,422	2,924,648	11,569	19,785
2008	62	47,485	10,440	0	34,755	27,700	10,440	34,552	(6,852)	259,744	3,041,632	12,933	19,785
2009	63	47,485	7,553	0	33,023	27,700	7,553	32,830	(5,130)	277,957	3,163,296	14,655	19,785
2010	64	47,485	3,887	0	30,823	27,700	3,887	30,644	(2,944)	296,212	3,289,828	16,841	19,785
2011	65	0	0	0	0	27,700	0	0	27,700	327,867	1,644,914	0	(27,700)
2012	66	0	0	0	0	27,700	0	0	27,700	360,441	1,644,914	0	(27,700)
2013	67	0	0	0	0	27,700	0	0	27,700	393,921	1,644,914	0	(27,700)
2014	68	0	0	0	0	27,700	0	0	27,700	478,778	1,644,914	0	(27,700)
2015	69	0	0	0	0	27,700	0	0	27,700	519,106	1,644,914	0	(27,700)
2016	70	0	0	0	0	0	0	0	0	533,708	1,644,914	0	0
2017	71	0	0	0	0	0	0	0	0	547,747	1,644,914	0	0
2018	72	0	0	0	0	0	0	0	0	561,083	1,644,914	0	0
2019	73	0	0	0	0	0	0	0	0	573,561	1,644,914	0	0
2020	74	0	0	0	0	0	0	0	0	585,017	1,644,914	0	0
2021	75	0	0	0	0	0	0	0	0	595,300	1,644,914	0	0
2022	76	0	0	0	0	0	0	0	0	604,051	1,644,914	0	0
2023	77	0	0	0	0	0	0	0	0	610,907	1,644,914	0	0
2024	78	0	0	0	0	0	0	0	0	615,459	1,644,914	0	0
2025	79	0	0	0	0	0	0	0	0	617,402	1,644,914	0	0
2026	80	0	0	0	0	0	0	0	0	615,848	1,644,914	0	0
2027	81	0	0	0	0	0	0	0	0	610,110	1,644,914	0	0
2028	82	0	0	0	0	0	0	0	0	599,411	1,644,914	0	0
2029	83	0	0	0	0	0	0	0	0	582,793	1,644,914	0	0
2030	84	0	0	0	0	0	0	0	0	558,878	1,644,914	0	0
2031	85	0	0	0	0	0	0	0	0	525,877	1,644,914	0	0
2032	86	0	0	0	0	0	0	0	0	482,047	1,644,914	0	0
2033	87	0	0	0	0	0	0	0	0	424,905	1,644,914	0	0
2034	88	0	0	0	0	0	0	0	0	351,291	1,644,914	0	0
2035	89	0	0	0	0	0	0	0	0	257,403	1,644,914	0	0
2036	90	0	0	0	0	0	0	0	0	138,330	1,644,914	0	0
2037	91	0	0	0	0	0	0	0	0	LAPSE	LAPSE	0	0
	Totals:	$332,395	$83,982	$297,975	$(48,148)	$332,400	$83,982	$248,369	$84,031			$84,026	$(5)

									PV @ 8%			PV @ 8%	PV @ 8%
									$21,841			$60,316	$35,625

Values provided by the insurer and based on current expenses and an interest crediting rate of 5.25%. The current rate for Pacific Life's Versa Flex IV universal life product is 5.25% which is not guaranteed and is subject to change. Policy projected to lapse at Mr. Wells' age 91 under current crediting rate assumptions.

*	Includes taxes payable on SunTrust bonus to employee at an assumed effective income tax rate (Federal, State and FICA) of 40.35%. Does not include gift taxes.